Exhibit 5.1

[Letterhead of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P.]

December 30, 2004

McMoRan Exploration Co.

1615 Poydras Street

New Orleans, Louisiana  70112

Re:

Registration Statement on Form S-3

$140,000,000 Principal Amount of 5¼% Convertible Senior Notes due 2011

Ladies and Gentlemen:

We have served as counsel to McMoRan Exploration Co., a Delaware corporation (“McMoRan”), in connection with the preparation of the registration statement on Form S-3 (the “Registration Statement”) filed by McMoRan with the Securities and Exchange Commission (the “Commission”) on the date hereof.  The Registration Statement relates to the registration of the following securities:

1.

$140,000,000 principal amount of 5¼% convertible senior notes due 2011 (the “Notes”) issued by McMoRan; and

2.

shares of common stock that McMoRan may issue upon conversion of the Notes at the option of the holders thereof (the “Conversion Shares”).

The Notes and the Conversion Shares are to be offered and sold by certain securityholders of McMoRan.

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

Based upon the foregoing and subject to the following qualifications and comments, we are of the opinion that:

1.

The Notes are valid and binding obligations of McMoRan entitled to the benefits of the Indenture, dated October 6, 2004 (the “Indenture”), by and between McMoRan and The Bank of New York, as trustee.

2.

The Conversion Shares have been duly authorized, and, if and when issued by McMoRan upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

The opinion in paragraph 1 hereof is subject to the qualification that enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting the enforcement of creditors’ rights; and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

The foregoing opinion is limited to the laws of the State of Louisiana, the federal laws of the United States of America and the General Corporation Law of the State of Delaware. As to matters pertaining to the laws of New York, we have relied on the opinion of New York counsel to the initial purchasers of the Notes.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of McMoRan relating to the Notes and the Conversion Shares and to the reference to our name in the prospectus contained therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission.

Very truly yours,

JONES, WALKER, WAECHTER, POITEVENT,

CARRèRE & DENèGRE L.L.P.

By:

/s/ Douglas N. Currault II

Douglas N. Currault II, Partner